SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                              SCHEDULE 13G/A
                              (Rule 13d-102)


              Information to Be Included In Statements Filed
          Pursuant to Rules13d-1(b), (c), and (d) and Amendments
                  Thereto Filed Pursuant to Rule 13d-2(b)
                             (Amendment No. 2)


                               KNOBIAS, INC.
----------------------------------------------------------------------
                             (Name of Issuer)

                Common Stock, par value $.01 per share
----------------------------------------------------------------------
                      (Title of Class of Securities)

                              49915R 10 1
----------------------------------------------------------------------
                             (CUSIP Number)

                             August 2, 2006
----------------------------------------------------------------------
      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[   ] Rule 13d-1(b)

[ X ] Rule 13d-1(c)

[   ] Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------------------------------------------------------------
CUSIP No. 49915R 10 1                                 Page 2 of 10 Pages

---------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S. S. I.R.S. IDENTIFICATION NOS. NOS. OF ABOVE PERSONS

          Michael Crow
---------------------------------------------------------------------------
2         CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
               (a)  [ ]
               (b)  [X]
---------------------------------------------------------------------------
3         SEC USE ONLY

---------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------------------------------------------------------------
               5       SOLE VOTING POWER
 NUMBER
   OF                  1,697,048
 SHARES        ------------------------------------------------------------
BENEFICIALLY
OWNED BY
  EACH
REPORTING
 PERSON
  WITH         ------------------------------------------------------------
               6       SHARED VOTING POWER

                       4,721,984
               ------------------------------------------------------------
               7       SOLE DISPOSITIVE POWER

                       1,697,048
               ------------------------------------------------------------
               8       SHARED DISPOSITIVE POWER

                       4,721,048
---------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,419,200
---------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)

          [   ]
---------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.6%
---------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)*

          IN
---------------------------------------------------------------------------



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---------------------------------------------------------------------------
CUSIP No. 49915R 10 1                                 Page 3 of 10 Pages

---------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          DCI MASTER LDC (Non U.S. Entity)
---------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)
          (a)  [  ]
          (b)  [X ]
---------------------------------------------------------------------------
3         SEC USE ONLY

---------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
---------------------------------------------------------------------------
               5       SOLE VOTING POWER
 NUMBER
   OF                  0
 SHARES        ------------------------------------------------------------
BENEFICIALLY
 OWNED BY
  EACH
REPORTING
 PERSON
  WITH         ------------------------------------------------------------
               6       SHARED VOTING POWER

                       4,721,984
               ------------------------------------------------------------
               7       SOLE DISPOSITIVE POWER

                       0
               ------------------------------------------------------------
               8       SHARED DISPOSITIVE POWER

                       4,721,984
---------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,721,984
---------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)*
          [   ]
---------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.3%
---------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)*

          OO
---------------------------------------------------------------------------

---------------------------------------------------------------------------
CUSIP No. 49915R 10 1                                 Page 4 of 10 Pages

---------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S. S. I.R.S. IDENTIFICATION NOS. NOS. OF ABOVE PERSONS

          Alex Clug
---------------------------------------------------------------------------
2         CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
               (a)  [ ]
               (b)  [X]
---------------------------------------------------------------------------
3         SEC USE ONLY

---------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
---------------------------------------------------------------------------
               5       SOLE VOTING POWER
 NUMBER
   OF                  0
 SHARES        ------------------------------------------------------------
BENEFICIALLY
 OWNED BY
  EACH
REPORTING
 PERSON
  WITH         ------------------------------------------------------------
               6       SHARED VOTING POWER

                       4,721,984
               ------------------------------------------------------------
               7       SOLE DISPOSITIVE POWER

                       0
               ------------------------------------------------------------
               8       SHARED DISPOSITIVE POWER

                       4,721,984
---------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,721,984
---------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)

          [   ]
---------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.3%
---------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)*

          IN
---------------------------------------------------------------------------

                                                      Page 5 of 10 Pages

ITEM 1

(a)  Name of Issuer:
     --------------

     Knobias, Inc.

(b)  Address of Issuer's Principal Executive Offices:
     -----------------------------------------------

     Building 2, Suite 500
     875 North Park Drive
     Ridgeland, MS 39158

ITEM 2

(a)  Name of Persons Filing:
     ----------------------

   This Schedule 13G is being filed with respect to shares of Common Stock of the Issuer which are beneficially owned by Michael Crow, MW Crow Family LP, DCI MASTER LDC and Alex Clug
(collectively, the "Reporting Persons").

(b)  Address of Issuer's Principal Business Office or, if  none, Residence:
     ---------------------------------------------------------------------

  The principal business address of each of the Reporting Persons is:

     420 Lexington Avenue
     Suite 450
     New York, New York 10170

(c)  Citizenship:
     -----------

  Mr. Clug and Mr. Crow are United States citizens.

  DCI MASTER LDC is organized and existing in the Cayman Islands.


(d)  Title of Class of Securities:
     ----------------------------

  Common Stock, par value $.01 per share.

(e)  CUSIP Number:
     ------------

  49915R 10 1.

ITEM 3   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
         --------------------------------------------------------
         13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
         -----------------------------------------------------

(a)  [ ]  Broker or dealer registered under Section 15 of the Act.
(b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

                                                      Page 6 of 10 Pages


(c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act.
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
(e)  [ ]  Investment Adviser in accordance with Sec. 240.13d-
          1(b)(1)(ii)(E).
(f)  [ ]  Employee Benefit Plan or Endowment Fund in accordance with
          Sec. 240.13d-1(b)(1)(ii)(F).
(g)  [ ]  Parent holding company, in accordance with Sec. 240.13d-
          1(b)(ii)(G).
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
(j)  [ ]  Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Sec. 240.13d-1(c),
check this box   [ x ].

ITEM 4    Ownership:
          ---------

(a)  Amount Beneficially Owned.

  Michael Crow: 6,419,200 shares comprised of 4,613,652 shares of common stock and 108,332 shares of common stock underlying shares of convertible stock owned by DCI MASTER LDC, of which Mr. Crow is a director and 1,668,048 shares of common stock and 29,168 shares of common stock underlying shares of convertible preferred stock held by MW Crow Family LP, of which Mr. Crow has sole voting and dispositive power.

   DCI Master LDC: 4,721,984 shares comprised of 4,613,652 shares of common stock and 108,332 shares of common stock underlying shares of convertible stock owned

   Alex Clug: 4,721,984 shares comprised of 4,613,652 shares of common stock and 108,332 shares of common stock underlying shares of convertible stock owned by DCI MASTER LDC, of which Mr. Clug is a director.


(b)  Percent of Class:

       Michael Crow:  12.6%
       DCI Master LDC: 9.3%
       Alex Clug: 9.3%

   The foregoing percentages are based upon the statement of the Issuer in its 10-QSB filed on November 14, 2006 with the Securities and Exchange Commission that it had 50,766,505 shares outstanding at November 13, 2006.

(c)  Number of shares as to which each such person has:

     (i)  sole power to vote or to direct the vote:

          Michael Crow:   1,697,216
          DCI Master LDC:         0
          Alex Clug:              0

                                                      Page 7 of 10 Pages



     (ii) shared power to vote or to direct the vote:

          Michael Crow:     6,419,200
          DCI Master LDC:   4,721,984
          Alex Clug:        4,721,984

    (iii) sole power to dispose or to direct the disposition of:

          Michael Crow:    1,697,216
          DCI Master LDC:          0
          Alex Clug:               0

     (iv) shared power to dispose or to direct the disposition of:

          Michael Crow:     6,419,200
          DCI Master LDC:   4,721,984
          Alex Clug:        4,721,984

ITEM 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

   If this statement is being filed to report the fact that as of the  date  hereof  the  reporting person has  ceased  to  be  the beneficial  owner  of  more than five percent  of  the  class  of
securities, check the following:  [   ].

ITEM  6  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------
         Not Applicable.

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ---------------------------------------------------------
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         -------------------------------------------------------------
         COMPANY OR CONTROL PERSON:
         -------------------------

  See Item 4(a) above, which is incorporated by reference herein.

ITEM  8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

   The Reporting Persons may be deemed to constitute a group with one another pursuant to Section 13 of the Securities Exchange Act
of  1934.   The Reporting Persons do not affirm the existence  of
such a group.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP:
          ------------------------------

          Not Applicable.

Item 10   CERTIFICATIONS:
          --------------

   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the

                                                      Page 8 of 10 Pages



securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      Page 9 of 10 Pages



                           SIGNATURES


   After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 8, 2006               /s/ Michael Crow
                                      ---------------------
                                      Michael Crow


Dated: December 8, 2006               /s/ Alex Clug
                                      ---------------------
                                      Alex Clug


Dated: December 8, 2006               DCI MASTER LDC


                                   By: /s/ Michael Crow
                                      ---------------------
                                      Michael Crow
                                      Director



Attention:   Intentional misstatements or omissions of fact
constitute federal criminal violations (see US.C. 1001)

                                                      Page 10 of 10 Pages




                            EXHIBIT A

                            AGREEMENT
                  JOINT FILING OF SCHEDULE 13G


   The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Knobias, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Dated: December 8, 2006               /s/ Michael Crow
                                      -----------------------
                                      Michael Crow


Dated: December 8, 2006               /s/ Alex Clug
                                      -----------------------
                                      Alex Clug


Dated: December 8, 2006               DCI MASTER LDC


                                   By: /s/ Michael Crow
                                      -----------------------
                                      Name:  Michael Crow
                                      Title:  Director






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